Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
November 28, 2007		(973) 802-4149

PRUDENTIAL BOARD ELECTS JOHN R. STRANGFELD

CEO AND CHAIRMAN-ELECT

Newark, NJ — The Board of Directors of Prudential Financial, Inc., (NYSE:PRU) today announced that it has elected Vice Chairman John R. Strangfeld as the company’s new Chief Executive Officer (CEO) and member of the Board of Directors effective January 1, 2008. Strangfeld, who currently runs all of Prudential’s U.S. businesses, will succeed Chairman and CEO Arthur F. Ryan, who will retire as CEO at the end of 2007. Strangfeld will become Chairman after Ryan retires from that position in May 2008.

The Board also announced that it has elected Vice Chairman Mark Grier, who is currently responsible for all of Prudential’s International businesses, to the Board of Directors effective January 1, 2008.

“The Board’s decision to name John as the company’s new CEO and Chairman-elect represents the culmination of a thoughtful succession process that began nearly two years ago. He is an outstanding leader who has the qualities and skills necessary to ensure Prudential’s growth and success,” Ryan said.

“At the same time, I’m pleased that the Board has elected Mark to the Board of Directors. Together, John and Mark will comprise the Office of the Chairman and will work closely to shape and drive Prudential’s strategic agenda. We are fortunate to have these two very gifted leaders. They each have extensive experience and a strong track record of performance,” Ryan added.

“I also want to compliment the Board for its diligence and dedication. I know they have made a selection that will enable our transition to be orderly, ensure continuity, and benefit Prudential for many years to come,” Ryan said.

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Strangfeld, 53, began his career at Prudential 30 years ago. Under his strategic leadership, the company has transformed its Investment Management business into a high performing unit with more than $430 billion of assets under management, moved out of the brokerage business and into a successful joint venture with Wachovia, and expanded Prudential’s footprint as a company that helps people prepare for a comfortable retirement.

Strangfeld received a B.S. in Business Administration from Susquehanna University and an M.B.A. from the Darden School of Business at the University of Virginia. He is Vice Chairman of the Board of Trustees of Susquehanna University and is President of the Board of Trustees of The Darden Foundation, University of Virginia.

Grier, 55, joined Prudential as Chief Financial Officer (CFO) in May 1995. In 2002, he was named Vice Chairman, with responsibility for Financial Management, a department consisting of Investor Relations, Finance, Corporate Actuarial, Asset Liability and Risk Management, and External Affairs. He later assumed responsibility for all of the company’s International Businesses.

Before joining Prudential, Grier was co-head of Chase Global Markets and an Executive Vice President of The Chase Manhattan Bank, N.A. He attended Eastern Illinois University where he received a B.A. and an M.A. in economics. Grier also earned an M.B.A. in finance and corporate accounting from The University of Rochester.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $637 billion of assets under management as of September 30, 2007, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.prudential.com.